Exhibit 99.1

STRATEGIC DISTRIBUTION, INC. ANNOUNCES RECEIPT OF
“GOING PRIVATE” PROPOSAL AT $8.30 PER SHARE

BRISTOL, PA, November 16, 2006 — Strategic Distribution, Inc. (Nasdaq: STRD) today announced that the special committee of its board of directors has received a letter from William R. Berkley, Chairman of the Board of the Company, that an entity he controls proposes to acquire all of the outstanding equity interests of the Company for $8.30 per share in cash. A copy of the text of the proposal letter to the special committee is set forth below in this release. Mr. Berkley presently beneficially owns approximately 22.5% of the Company’s outstanding common stock.

The Company’s board of directors previously formed a special committee of independent directors to consider strategic alternatives for the Company. The committee will continue to work with William Blair & Company as the financial advisor to the Company, and the committee has retained independent legal counsel to assist it in its work. The board of directors cautions the Company’s shareholders and others considering trading in its securities that it has only received the proposal and that no decisions have been made by the board of directors with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

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Interlaken Capital, Inc.
475 Steamboat Road, 2nd Floor
Greenwich, CT 06830

November 16, 2006

Special Committee of the Board of Directors of Strategic Distribution, Inc.
 c/o Strategic Distribution, Inc.
1414 Radcliffe Street, Suite 300
Bristol, Pennsylvania 19007

Re:  Strategic Distribution, Inc.

Dear Sir/Madam:

This letter is being sent to you in your capacity as members of the Special Committee of the Board of Directors of Strategic Distribution Inc. (the “Company”).  The Special Committee, comprised of disinterested directors of the Company, was formed to consider and evaluate strategic alternatives that may be available to the Company, including any proposal that I, individually or through any affiliate, may make.

As you know, the Board of Directors commenced a process at the beginning of 2005 to evaluate potential strategic alternatives for the Company.  At that time the Board of Directors discussed whether continued independent operation of the Company was the best way to maximize shareholder value.  In that regard, the Company retained William Blair & Company on January 31, 2005 to help evaluate such strategic alternatives.  Although this process has been ongoing for the past 21 months, as of yet no definitive proposal relating to a potential strategic combination has been presented to the Board of Directors.

I believe that the rationale behind the Board of Directors’ decision to initiate this process in early 2005 is as valid today as it was then.  In particular, I believe that the current regulatory and financial reporting environment makes it financially unattractive for an entity the size of the Company to be publicly held.  In light of this belief, and in light of the process that the Company has followed to date, I am submitting for your consideration the following proposal.

 I propose, through an entity I control, to acquire all of the outstanding equity interests of the Company at a price of $8.30 per share, payable in cash.  I contemplate that this transaction will be accomplished through a merger, to be approved by a majority of the outstanding shares of the Company, including approval by a majority of the outstanding shares owned other than by me or my affiliates (the “Requisite Stockholder Approval”).  The cash purchase price for the outstanding Company shares will be financed from currently available resources.

I believe that, with the Company’s cooperation, we would be in a position to execute definitive documentation prior to the end of the year.  I would not require the Company to agree to negotiate a transaction exclusively with me during this period.  However, I would want the Company to agree to provide at least three business days notice to me prior to entering into any exclusivity arrangement with any third party.

I anticipate that the definitive documentation will contain customary representations and warranties, preclosing covenants and closing conditions for a transaction of this type, including obtaining the Requisite Stockholder Approval, receipt of any required regulatory consents or approvals, the absence of any material adverse change in the Company’s business, and the holders of not more than 10% of the outstanding shares seeking appraisal rights.

The definitive documentation would permit the Company to respond to unsolicited proposals.  The definitive documentation would also permit the Company to terminate our agreement in the event the Special

Committee and Board of Directors determined that an unsolicited alternative transaction was superior to my acquisition, provided that simultaneous with such termination the Company paid to me a termination fee equal to all expenses incurred by my advisors and me (without limitation) in connection with my acquisition proposal (including all legal and accounting expenses).

I would seek to retain the existing management and employees of the Company.  I currently contemplate retaining existing non-equity benefit plans of the Company.

This proposal will remain in effect until the close of business on Wednesday, November 22, 2006.  If the Special Committee wishes to commence negotiations concerning my proposal, I will require that the Company enter into an agreement to reimburse me for all out of pocket expenses (not to exceed $250,000 in the aggregate) incurred by my advisors and me (including all legal and accounting expenses) in connection with my proposal and investigation in the event that the Company thereafter determines not to pursue my proposed transaction.

Of course, this proposal represents my current intent and is not a binding agreement.  Such binding obligations will only arise upon the subsequent execution of definitive documentation.

I look forward to your response.  If you have any questions concerning our proposal, please feel free to contact me or William Mahone.

Very truly yours,

William R. Berkley

Strategic Distribution, Inc. helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of MRO materials. Additional information about Strategic Distribution, Inc. can be found on the Company’s web site at www.sdi.com.

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CONTACT:	Donald C. Woodring, President and Chief Executive Officer
Strategic Distribution, Inc.
(800) 322-2644, x 1978